Exhibit 99

[FC Banc Corp letterhead]

June 24, 2005

Dear Fellow Shareholder:

The Board of Directors of FC Banc Corp, the bank holding company for The Farmers Citizens Bank, has preliminarily approved a “going private” transaction. The effect of this transaction will be that holders of less than 500 shares will receive $29.12 in cash for each common share that they hold prior to completion of the transaction. Shareholders owning 500 or more shares will continue to hold their shares after the transaction. The historical 90 day average price per common share of FC Banc Corp was $28.34 as of June 22, 2005.

This transaction will not result in a “sale” of FC Banc Corp or Farmers Citizens Bank. Your Board of Directors intends that the Bank remain a strong independent community bank serving our local area.

This action is being taken to allow FC Banc Corp to reduce the number of its shareholders of record to under 300, the level at which FC Banc Corp is required to continue to file reports with the Securities and Exchange Commission. Assuming that the going private transaction is consummated, FC Banc Corp intends to terminate the registration of its stock with the SEC. The Board of Directors believes that the increasing costs and complexities of being a “public” company are not justified by the benefits, given FC Banc Corp’s limited trading activity.

We expect to hold a special meeting of shareholders at which the going private transaction will be considered late in the third quarter or early in the fourth quarter of 2005. This letter is only intended to give you notice of the proposed transaction and is not a request for a proxy or an offer to acquire any of your FC Banc Corp common shares.

The proposed going private transaction will be submitted to shareholders of FC Banc Corp for their consideration. FC Banc Corp will file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”). You are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about FC Banc Corp, at the SEC’s internet site (http://www.sec.gov).

Copies of the proxy statement can be obtained, when available and without charge, by directing a request to FC Banc Corp, c/o Farmers Citizens Bank, 105 Washington Square, Bucyrus, Ohio 44820, Attn: Jenny Gingery.

FC Banc Corp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of FC Banc Corp in connection with the going private transaction. Information about the directors and executive officers of FC Banc Corp and their ownership of FC Banc Corp common stock is set forth in the proxy statement for FC Banc Corp’s annual meeting of shareholders held on April 27, 2005, as filed with the SEC on a Schedule 14A on March 25, 2005. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed going private transaction when it becomes available.

Your Board of Directors very much appreciates your past loyalty and commitment to The Farmers Citizens Bank and FC Banc Corp, both as customers and shareholders. We look forward to continuing to serve you. Should you have any questions on this matter, please feel free to contact either one of us.

Sincerely,

/s/ ROBERT D. HORD	/s/ COLEMAN J. CLOUGHERTY

Robert D. Hord Chairman of the Board	Coleman J. Clougherty President